Exhibit 4.4

ALPHABET INC. TRANSFER RESTRICTION AGREEMENT

This Transfer Restriction Agreement (this “Agreement”) is made as of October 2, 2015, among Alphabet Inc., a Delaware corporation (the “Company” or “Alphabet”), Sergey Brin, the MDC Trust I, the MDC Trust II and the MDC Trust III (“Sergey Brin and his Permitted Entities”), and the other Holders signatory hereto. Capitalized terms used but not otherwise defined have the meaning set forth in Section 1.

RECITALS

WHEREAS, the Board of Directors (the “Board” or the “Board of Directors”) of the Company has authorized the entry into the Agreement and Plan of Merger (“Merger Agreement”) with Google Inc. (“Google”) and Maple Technologies Inc. (“Maple”), attached hereto as Exhibit A;

WHEREAS, concurrently with the execution of this Agreement, as of the Effective Time (as defined in the Merger Agreement), (i) Maple will be merged with and into Google with Google being the surviving corporation in the merger, (ii) the shares of each class of outstanding capital stock of Google will be converted into shares of the corresponding class of capital stock of Alphabet, in each case with the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions, and (iii) Google will become a wholly owned subsidiary of Alphabet;

WHEREAS, in connection with the consummation of the Merger Agreement and effective at the Effective Time, the Board and the sole stockholder of the Company have adopted the Amended and Restated Certificate of Incorporation of Alphabet, attached hereto as Exhibit B, which, among other matters, includes a class of capital stock, par value $0.001 per share, of the Company designated as “Class C Capital Stock” (the “Non-Voting Capital Stock”);

WHEREAS, as of the Effective Time, each share of Google Class A Common Stock, Google Class B Common Stock and Google Class C Capital Stock will be converted into a share of Alphabet Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), Alphabet Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) and Non-Voting Capital Stock, respectively; and

WHEREAS, in connection with the consummation of the Merger Agreement, the Holders and the Company desire to agree to certain matters with respect to the ownership and transfer of shares of Class A Common Stock, Class B Common Stock and Non-Voting Capital Stock by the Holders.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration the receipt and adequacy of which the Parties acknowledge, the Parties hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Covered Holders” shall mean, collectively, (i) Sergey Brin, a natural living person, and all other members of his Holder Group and (ii) Larry Page, a natural living person, and all other members of his “Holder Group” as defined in that certain Transfer Restriction Agreement, dated as of the date hereof, among the Company, Larry Page, and each of the other parties thereto.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as the same shall be in effect from time to time.

“Holder” shall mean Sergey Brin and his Permitted Entities and any other person or entity that is, or is required pursuant to the terms of this Agreement to be, a party to this Agreement.

“Holder Group” shall mean, at any time, with respect to Sergey Brin, such Holder taken together with each of the Permitted Entities of such Holder that both (i) own, beneficially and of record, shares of Class B Common Stock or shares of Non-Voting Capital Stock at such time, and (ii) meet the requirements of the applicable exception for such Permitted Entity specified in Article IV, Section 2(f)(iii)(2) of the Amended and Restated Certificate of Incorporation at such time. For the avoidance of doubt, (x) no Permitted Entity shall be a member of the Holder Group for purposes of this Agreement unless such Permitted Entity has executed and delivered a copy of this Agreement to the Company, regardless of whether such Permitted Entity would otherwise be a “Permitted Entity” as defined in Article IV, Section 2(f) of the Amended and Restated Certificate of Incorporation and (y) a Permitted Entity shall immediately cease to be a member of the Holder Group for purposes of Section 2 and Section 3 at such time as such Permitted Entity no longer meets the requirements of the applicable exception for such Permitted Entity specified in Article IV, Section 2(f)(iii)(2) of the Amended and Restated Certificate of Incorporation.

“Independent Director” means a member of the Board designated by the Nominating and Corporate Governance Committee of the Board as an independent director.

“Number of Non-Voting Shares” with respect to a Holder or the Holder Group, as applicable, shall mean, at any time, the aggregate number of shares of Non-Voting Capital Stock owned, beneficially and of record, by the Holder or Holder Group, as applicable, less the aggregate number of shares of Non-Voting Capital Stock deemed Sold by the Holder or Holder Group, as applicable, pursuant to clause (ii) of the definition of “Sell” below.

“Parties” shall mean the Company and the Holders.

“Permitted Entity” shall mean, with respect to Sergey Brin, any trust, account, plan, corporation, partnership, or limited liability company specified in Article IV, Section 2(f)(iii)(2) of the Amended and Restated Certificate of Incorporation established by or for Sergey Brin and to whom Sergey Brin has Transferred shares of Class B Common Stock or Non-Voting Capital Stock, so long as (i) such entity meets the requirements of the exception set forth in Article IV, Section 2(f)(iii)(2) of the Amended and Restated Certificate of Incorporation applicable to such entity (and, if such entity holds shares of Non-Voting Capital Stock, such entity meets the requirements of the applicable exception set forth in Article IV, Section 2(f)(iii)(2) of the Amended and Restated Certificate of Incorporation with respect to all shares of Non-Voting Capital Stock held by it as if such shares of Non-Voting Capital Stock were Class B Common Stock thereunder, mutatis mutandis) and (ii) such entity has agreed to be bound by the terms of this Agreement and has executed and delivered a copy of this Agreement to the Company.

“person” shall mean any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Sell,” “Sold” or “Sale” with respect to a share of Non-Voting Capital Stock shall mean (i) any sale, assignment, transfer, conveyance, hypothecation or other Transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including a transfer of such share to a broker or other nominee (regardless of whether or not there is a corresponding change in record or beneficial ownership), or (ii) the entry into any contract, agreement or other binding arrangement with respect to any of the actions in the foregoing clause (i) regarding such share; provided, however, that the following shall not be considered a “Sale” within the meaning of this Section: the granting of a proxy to officers or directors of the Company at the request of the Board of Directors of the Company in connection with actions to be taken at an annual or special meeting of stockholders by the holders of the Non-Voting Common Stock.

“Transfer” shall have the meaning set forth in the Amended and Restated Certificate of Incorporation.

2. Sales of Non-Voting Capital Stock.

(a) A Holder, and, to the extent such Holder is a member of a Holder Group, such Holder Group shall not Sell any shares of Non-Voting Capital Stock if, immediately following such Sale, such Holder, or to the extent that such Holder is a member of a Holder Group, such Holder Group, as applicable, would own, beneficially and of record, an aggregate number of shares of Class B Common Stock greater than the Number of Non-Voting Shares of such Holder or Holder Group, as applicable (after taking into account the conversion of shares of Class B Common Stock owned beneficially and of record by the Holder or Holder Group, as applicable, that are converted into shares of Class A Common Stock at the time of such Sale, if any, whether as a result of a simultaneous Transfer of such Class B Common Stock or otherwise); provided that this required maximum ratio of shares of Class B Common Stock to the Number of Non-Voting Shares shall be subject to adjustment as provided in Section 6(c).

(b) The Company shall not, and shall direct its transfer agent not to, permit any Sale of shares of Non-Voting Capital Stock in violation of this Agreement. The shares of Non-Voting Capital Stock held by a Holder and, to the extent such Holder is a member of a Holder Group, such Holder Group will be in uncertificated form, with stop transfer orders in place. The Company shall cooperate reasonably with the Holder and the other members of the Holder Group to lift such stop transfer orders with respect to any shares of Non-Voting Capital Stock that are Sold by any such member of the Holder Group in compliance with this Agreement.

(c) (i) If at any time a Holder, or to the extent that such Holder is a member of a Holder Group, such Holder Group, owns, beneficially and of record, an aggregate number of shares of Class B Common Stock greater than the Number of Non-Voting Shares of such Holder or Holder Group, as applicable (including because a Holder ceases to be a member of a Holder Group) (with this required maximum ratio of shares of Class B Common Stock to the Number of Non-Voting Shares subject to adjustment as provided in Section 6(c)), such Holder or Holder Group, as applicable, shall be deemed to have irrevocably converted a number of shares of Class B Common Stock owned beneficially and of record by such Holder or Holder Group, as applicable, automatically and without any further action, into an equal number of fully paid and nonassessable shares of Class A Common Stock such that after the deemed conversion the aggregate number of shares of Class B Common Stock owned, beneficially and of record, by such Holder or Holder Group, as applicable, shall equal the Number of Non-Voting Shares of such Holder or Holder Group, as applicable. Upon any such conversion of shares of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(ii) Each Holder and, to the extent such Holder is a member of a Holder Group, each member of such Holder Group authorizes the Company and its transfer agent to take any and all actions that may be necessary to cause any such conversion to occur, whether or not such Holder or, to the extent applicable, such Holder Group has taken any action with respect thereto, including the Company providing appropriate instruction on behalf of such Holder to its transfer agent. The Holders and, to the extent such Holder is a member of a Holder Group, each member of such Holder Group agree that the automatic conversion set forth in Section 2(c)(i) above shall apply (i) first, to shares of Class B Common Stock owned beneficially and of record by the Holder that is Transferring the shares of Non-Voting Capital Stock and (ii) in all other circumstances, including a Holder ceasing to be a member of a Holder Group or if the Holder no longer owns beneficially and of record any shares of Class B Common Stock, to shares of Class B Common Stock owned beneficially and of record by the other members of the Holder Group proportionately based on the number of shares of Class B Common Stock then held by each such member of the Holder Group.

(iii) Each Holder and, to the extent such Holder is a member of a Holder Group, each member of such Holder Group shall cooperate fully with the Company in connection with any such conversion, and shall take such actions as may be necessary or desirable to cause the documentation and implementation of such conversion as promptly as practicable following the Company or any Holder or Holder Group, as applicable, becoming aware that such Holder or Holder Group, as applicable, owns, beneficially and of record, an aggregate number of shares of Class B Common Stock greater than the Number of Non-Voting Shares of such Holder or Holder Group, as applicable.

(d) Notwithstanding any requirement for a maximum ratio of shares of Class B Common Stock to the Number of Non-Voting Shares to be in effect “immediately” or “at any time,” in order to facilitate Sales of shares on The NASDAQ Stock Market, Inc. (“Nasdaq”) over the course of a Nasdaq trading day, the Holder and such Holder’s

Holder Group shall be permitted to temporarily hold more shares of Class B Common Stock than the Number of Non-Voting Shares during the trading day, so long as the maximum ratio requirement is satisfied by the close of regular trading on such trading day and such trading day is not a record date for any stockholder vote.

3. Transfers of Class B Common Stock and Non-Voting Capital Stock.

(a) A Holder who is a member of a Holder Group may Transfer (i) shares of Class B Common Stock to any other Holder who is a member of the same Holder Group in a Transfer which does not result in an automatic conversion of the Class B Common Stock into Class A Common Stock under the terms of Article IV, Section 2(f) of the Amended and Restated Certificate of Incorporation or (ii) shares of Non-Voting Capital Stock to any other Holder who is a member of the Holder Group, only if, in either such case, immediately following such Transfer the Holder Group would collectively own, beneficially and of record, an aggregate number of shares of Class B Common Stock equal to or less than the Number of Non-Voting Shares of the Holder Group; provided that this required ratio of the shares of Class B Common Stock to the Number of Non-Voting Shares shall be subject to adjustment as provided in Section 6(c).

(b) Except as provided in Section 3(a), a Holder may not Transfer shares of Class B Common Stock to another person in a Transfer which does not result in an automatic conversion of the Class B Common Stock into Class A Common Stock under the terms of Article IV, Section 2(f) of the Amended and Restated Certificate of Incorporation unless such Holder simultaneously Transfers, in the same manner and to the same extent, an equal number of shares of Non-Voting Capital Stock to such transferee; provided that this required ratio of the shares of Class B Common Stock to the Number of Non-Voting Shares shall be subject to adjustment as provided in Section 6(c).

(c) A Holder shall not Transfer shares of Class B Common Stock to any transferee who is not a party to this Agreement or a party to a Transfer Restriction Agreement with the Company in the form of this Agreement. If any such transferee is not a party to such an agreement prior to such Transfer, then the Holder shall cause such person to become a party to this Agreement or another such Transfer Restriction Agreement and shall deliver to the Company a duly executed copy hereof or thereof prior to the consummation of such Transfer.

4. Sales or Transfers of Class A Common Stock. Except as set forth in Section 5, this Agreement shall not limit or restrict any member of the Holder Group’s ability to Sell or Transfer any shares of Class A Common Stock.

5. No Short Sales or Derivative Transactions. Each Holder and, to the extent such Holder is a member of a Holder Group, each member of such Holder Group agrees to comply with the Alphabet Policy Against Insider Trading attached hereto as Exhibit C (the “Insider Trading Policy”) with respect to the Class A Common Stock, the Class B Common Stock, the Non-Voting Capital Stock and all other Company securities. The Parties agree that any waiver of the Insider Trading Policy shall only be effective if granted in accordance with Section 11(c). Notwithstanding any amendment to the Insider Trading Policy that may be effected by the Company from time to time, each Holder shall remain subject to the prohibitions against short sales and derivative transactions contained in the Insider Trading Policy as in effect on the date of this Agreement.

6. Certain Additional Agreements.

(a) Except in connection with a Sale permitted by this Agreement, a Holder and, to the extent such Holder is a member of a Holder Group, each member of such Holder Group shall at all times hold all shares of Non-Voting Capital Stock and Class B Common Stock beneficially and of record in such Holder’s name, and shall not hold any such shares through any nominee or broker.

(b) For all purposes under this Agreement, a share of “Non-Voting Capital Stock,” as of a given date of determination, shall be deemed to constitute (i) any securities issued by the Company in respect of a share of Class B Common Stock (other than shares of Class B Common Stock or rights to acquire Class B Common Stock), whether by dividend, stock split, distribution, recapitalization or otherwise after the date hereof and as of such date of determination and (ii) any securities issued by the Company (other than shares of Class B Common Stock or rights to acquire Class B Common Stock) in respect of the shares and securities referenced in clauses (i) and this clause (ii), whether by dividend, stock split, distribution, recapitalization or otherwise after the date hereof and as of such date of determination.

(c) It is the intention and agreement of the Parties that none of the securities received in any future dividend, stock split, distribution or recapitalization or otherwise with respect to a share of Class B Common Stock or with respect to the Non-Voting Capital Stock received in connection with such share of Class B Common Stock, shall be Sold (other than pursuant to a Transfer in accordance with Section 3) unless the required ratio of shares of Class B Common Stock to the Number of Non-Voting Shares is not exceeded. If additional securities are so received, the required ratio of Class B Common Stock to such shares of Non-Voting Capital Stock for purposes of this Agreement (including Sections 2(a), 2(c), 3(a), and 3(b)) shall be equitably adjusted to account for such additional securities (e.g., if, after the Effective Time, one additional share of Non-Voting Capital Stock is distributed for each share of Class B Common Stock and Non-Voting Capital Stock, this Agreement shall be modified to require each Holder to hold at least three shares of Non-Voting Capital Stock for each share of Class B Common Stock).

(d) With respect to its ownership of shares of Class B Common Stock or Non-Voting Capital Stock, no member of the Holder Group shall take any action that, in the reasonable, good faith determination of the Company, is contrary to the purpose of this Agreement.

7. Company Sale and Equal Status. To the extent that any transaction is, or series of related transactions are, (a) a merger, consolidation or other business combination requiring the approval of the holders of the Company’s capital stock (whether or not the Company is the surviving entity) or acquisition of all or substantially all of the Company’s assets, (b) any tender or exchange offer by any third party to acquire a majority of the shares of Class A Common Stock, Class B Common Stock or Non-Voting Capital Stock or (c) any tender or exchange offer by the Company to acquire any shares of Class A Common Stock, Class B Common Stock or Non-Voting Capital Stock (any such transaction, a “Company Sale or Recapitalization”), no member of the Holder Group shall sell, transfer or exchange, directly or indirectly, any shares of Class A Common Stock, Class B Common Stock or Non-Voting Capital Stock in, or in a transaction related to, such Company Sale or Recapitalization, for (x) with respect to such member’s shares of Class A Common Stock or Class B Common Stock, an amount per share greater than that received in such Company Sale or Recapitalization by the holders of Class A Common Stock, or a form of consideration different from the form that holders of Class A Common Stock would receive, or may elect to receive, in such Company Sale or Recapitalization, or (y) with respect to such member’s shares of Non-Voting Capital Stock, an amount per share greater than that received in such Company Sale or Recapitalization by the other holders of Non-Voting Capital Stock, or a form of consideration different from the form that other holders of Non-Voting Capital Stock would receive, or may elect to receive, in such Company Sale or Recapitalization.

8. Administration of this Agreement. The Company shall establish, from time to time, such policies and procedures relating to the general administration of the terms of this Agreement, any Sales or Transfers of Class B Common Stock or Non-Voting Capital Stock permitted hereunder and any conversion of Class B Common Stock to Class A Common Stock contemplated hereby, as it may deem necessary or advisable, and shall deliver notice to the Holders of the restrictions placed on their shares of Common Stock and Non-Voting Capital Stock by this Agreement and by the Amended and Restated Certificate of Incorporation in accordance with Section 151(f) and 202(a) of the DGCL. A determination by a majority of the members of the Board other than any of the Covered Holders who are members of the Board or by the Secretary of the Company that a conversion of Class B Common Stock to Class A Common Stock pursuant to Section 2(c) hereof has occurred shall be conclusive absent manifest error.

9. Scope of this Agreement. This Agreement shall not in any way constitute an amendment, modification, supplement or waiver of any right, preference, privilege, term or provision set forth or contained in the Amended and Restated Certificate of Incorporation.

10.	Termination.

(a) Except as set forth in Section 10(b) below, this Agreement may be terminated only by a written instrument that has been executed by each of the Holders and that has been approved by a majority of the members of the Board other than any of the Covered Holders who are members of the Board and executed on behalf of the Company.

(b) This Agreement shall terminate, except for Sections 7 and 11 which shall survive such termination and other than with respect to any action or event occurring or arising prior to such termination, at such time as the voting power of the shares of Class A Common Stock, Class B Common Stock and other outstanding equity securities of the Company collectively owned, beneficially and of record, by the Covered Holders would represent in the aggregate less than thirty four percent (34%) of the voting power of all of the outstanding equity securities of the Company (including such shares of Class A Common Stock and Class B Common Stock) entitled to vote generally in the election of directors at an annual meeting of the stockholders of the Company.

11.	Miscellaneous.

(a) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred (whether by operation of law or otherwise) by the Company, on the one hand, or any member of the Holder Group, on the other hand, without the prior written consent of the Holder or the Company, respectively, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that the Company may assign or transfer this agreement to a successor entity in connection with any merger, consolidation, reorganization or business combination transaction. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities of any nature whatsoever under or by reason of this Agreement.

(b) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof.

(c) Amendment and Waiver. This Agreement or any of its provisions may be waived, amended, modified or supplemented only by a written instrument that has been executed by each of the Holders and that has been (i) considered and recommended by a committee consisting of two or more Independent Directors who do not hold Class B stock (the “TRA Committee”); and (ii) upon positive recommendation by the TRA Committee, approved by every member of the Board other than any of the Covered Holders who are members of the Board and executed on behalf of the Company. The TRA Committee shall be advised by independent legal counsel and financial advisors, paid for by Alphabet, who shall not have a current or recently concluded (within one year) material relationship with Alphabet or any of the Holders. At their election, Independent Directors who are not members of the TRA Committee shall be entitled to retain independent counsel, paid for by Alphabet, or may be advised by counsel to the TRA Committee if they and the TRA Committee deem such representation advisable. Any failure of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument that has been signed by the Party granting such waiver and that, in the case of the Company, has been approved by a majority of the members of the Board other than any of the Covered Holders who are members of the Board. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Notwithstanding any other provisions herein, any waiver, modification, amendment, or supplementation of this Agreement shall be publicly disclosed at least 30 days before such waiver, modification, amendment, or supplementation takes effect. Such disclosure shall identify the terms of the waiver, modification, amendment, or supplementation of this Agreement, and shall be made in any one of a Form 8-K, Form 10-Q, or Form 10-K filed with the United States Securities and Exchange Commission and marked for public dissemination. The reason for such disclosure shall be to provide a meaningful opportunity for judicial review of such waiver, modification, amendment, or supplementation. Alphabet and its Board of Directors agree that they will not object to such judicial review being adjudicated pursuant to the entire-fairness standard applied by the law of the State of Delaware and that they shall bear the burden of establishing entire fairness and will not seek to shift the burden back to plaintiff(s).

(d) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1)

business day after mailing; (iii) if sent by facsimile transmission, when transmitted and receipt is confirmed and (iv) if otherwise actually personally delivered, when delivered, provided, however, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Party:

If to the Company, to:

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Facsimile: 650.887.1790

Attention: Secretary

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Facsimile: 212.225.3999

Attention: Ethan Klingsberg

If to the Holder or any other member of the Holder Group, to:

Sergey Brin

c/o Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Facsimile: 650.887.1790

(e) Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without regard to the conflict of laws principles thereof which would result in the application of the laws of any other jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including any action or proceeding brought by, in the right of or on behalf of the Company (including any derivative action or proceeding), or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 11(d). Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) Equitable Remedies. Each Party acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11(f) shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any other rights or remedies which the Parties may have hereunder or may otherwise have at law or in equity.

(g) Severability. In the event that any one or more of the terms or provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement so long as the absence of such terms or provisions does not materially adversely affect any Party, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement and which are not materially adverse to any Party. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement and not materially adverse to any Party. To the extent permitted by applicable law, each Party waives any term or provision of law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

(h) Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and have been advised by counsel in connection therewith. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the terms or provisions of this Agreement. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; and (iii) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular term or provision of this Agreement, unless otherwise specified.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic signature and by electronic mail or PDF), each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

*  *  *  *  *

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company and the Holder have executed this Agreement as of the date first above written.

Alphabet Inc.

By:	/s/ Kent Walker
Name:	Kent Walker
Title:	Assistant Secretary

Sergey Brin

/s/ Sergey Brin

IN WITNESS WHEREOF, the Permitted Entity named below has executed this Agreement as of the date first above written and agrees to be bound by the terms of this Agreement applicable to Permitted Entities as a Holder and a member of the Holder Group thereunder.

J.P. Morgan Trust Company of Delaware as Trustee MDC Trust I

/s/ Danielle M. Kiss
Name:	Danielle M. Kiss
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Permitted Entity named below has executed this Agreement as of the date first above written and agrees to be bound by the terms of this Agreement applicable to Permitted Entities as a Holder and a member of the Holder Group thereunder.

J.P. Morgan Trust Company of Delaware as Trustee MDC Trust II

/s/ Danielle M. Kiss
Name:	Danielle M. Kiss
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Permitted Entity named below has executed this Agreement as of the date first above written and agrees to be bound by the terms of this Agreement applicable to Permitted Entities as a Holder and a member of the Holder Group thereunder.

J.P. Morgan Trust Company of Delaware as Trustee MDC Trust III

/s/ Danielle M. Kiss
Name:	Danielle M. Kiss
Title:	Authorized Signatory